UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 6, 2011
Patriot Coal Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-33466	20-5622045
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

12312 Olive Boulevard, Suite 400	63141
St. Louis, Missouri	(Zip Code)
(Address of principal executive offices)
Registrant’s telephone number, including area code: (314) 275-3600
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On January 6, 2011, Patriot Coal Corporation (“Patriot”) entered into an Amendment (the “Credit Agreement Amendment”) to the Amended and Restated Credit Agreement (the “Amended and Restated Credit Agreement”) dated as of May 5, 2010, among Patriot, Bank of America, N.A., as administrative agent, L/C Issuer and Swing Line Lender, and the lenders party thereto. The Credit Agreement Amendment amends the Amended and Restated Credit Agreement to, among other things, (i) permit the disposition of certain notes payable to the Company, (ii) modify certain financial covenants limiting net debt and requiring minimum EBITDA coverage of cash interest expense and (iii) modify the interest rates applicable thereunder. The maximum leverage ratio under the Credit Agreement Amendment is 3.50 at December 31, 2010, 4.00 at March 31 and June 30, 2011, 3.25 at September 30, 2011 (reduced at any such date by .25 if the notes payable disposition has occurred) and 3.00 at December 31, 2011 and thereafter. The minimum interest coverage ratio under the Credit Agreement Amendment on a rolling four quarter basis is 2.25 for the period ending December 31, 2010, 2.00 for the period ending March 31, 2011, 1.75 for the period ending June 30, 2011, 2.50 for the period ending September 30, 2011 and 3.00 for the period ending December 30, 2011 and thereafter.
     The foregoing description of the Credit Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement Amendment, which is filed as Exhibit 10.1 hereto, and is incorporated into this report by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	Amendment No. 1, dated as of January 6, 2011, to the Amended and Restated Credit Agreement dated as of May 5, 2010, among Patriot Coal Corporation, Bank of America, N.A., as administrative agent, L/C Issuer and Swing Line Lender, and the lenders party thereto.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 6, 2011
PATRIOT COAL CORPORATION
	By:	/s/ Mark N. Schroeder
Mark N. Schroeder
Senior Vice President & Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment No. 1, dated as of January 6, 2011, to the Amended and Restated Credit Agreement dated as of May 5, 2010, among Patriot Coal Corporation, Bank of America, N.A., as administrative agent, L/C Issuer and Swing Line Lender, and the lenders party thereto.